Exhibit 5.1
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Tel: (215) 963-5388 / Fax: (215) 963-5001
August 10, 2006
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
Re:     Aqua America, Inc. Registration Statement on Form S-3 (Registration No. 333-130400)
Ladies and Gentlemen:
We have acted as counsel to Aqua America, Inc., a Pennsylvania corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 4,025,000 shares (the “Shares”) of common stock, par value $0.50 per share, of the Company, pursuant to that certain Underwriting Agreement, dated August 10, 2006 (the “Underwriting Agreement”), among the Company, UBS Securities LLC, as representative to the underwriters listed in Schedule I thereto, and UBS Securities LLC, in its capacity as agent for the Forward Counterparty (as defined below), and that certain Confirmation of Forward Stock Sale Transaction, dated August 10, 2006 (the “Forward Sale Agreement” and together with the Underwriting Agreement, the “Transaction Documents”), between the Company and UBS AG, London Branch (the “Forward Counterparty”), (ii) the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated August 10, 2006 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.
In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Forward Sale Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

Aqua America, Inc.
August 10, 2006

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed for purposes of our opinion that each Transaction Document has been duly authorized, executed and delivered by all parties thereto other than the Company, and constitutes a legal, valid and binding obligation of each party thereto other than the Company, and that all such other parties have the requisite organizational and legal power to perform their obligations thereunder.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement and, if applicable, the Forward Sale Agreement, such Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Pennsylvania Business Corporation Law, as amended.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP